Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated July 9, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P2D7

Principal Amount: $100,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100.00% of the Principal Amount

Trade Date: July 9, 2008

Original Issue Date: July 14, 2008

Stated Maturity Date: January 14, 2010

Net Proceeds to Issuer: $99,990,000

Agent's Discount or Commission: 0.01% of the Principal Amount

Agent: Barclays Capital Inc.

Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Rate Basis: Federal Funds Open Rate. See "Additional Terms of the Notes" below.Initial Interest Rate: Federal Funds Open Rate on the Original Issue Date adjusted by the Spread. See "Additional Terms of the Notes" below.

Spread (+/-): +0.40%

Spread Multiplier: Not Applicable
Index Maturity: Not Applicable
Maximum Interest Rate: Not Applicable
Minimum Interest Rate: Not Applicable

Interest Rate Reset Period: Daily

Interest Reset Dates: Each calendar day, commencing on the calendar day immediately following the Original Issue Date to and including the Stated Maturity Date

Interest Determination Date: The same day as the related Interest Reset
			     Date

Interest Payment Period: Quarterly

Interest Payment Dates: The 14th of each January, April, July and October,
			commencing October 14, 2008 to and including the Stated Maturity Date

Day Count Convention: 	Actual/360

Business Day Convention: Following

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note: Book-entry only


ADDITIONAL TERMS OF THE NOTES

Federal Funds Open Rate

The "Federal Funds Open Rate" will be the rate for U.S. dollar federal funds on the relevant Interest Determination Date as displayed on Bloomberg Screen FEDSOPEN <INDEX> or any other successor screen for determining such rate available on Bloomberg. For the avoidance of doubt, the Federal Funds Open Rate on any Interest Determination Date that is not a New York Business Day will equal the Federal Funds Open Rate applicable to the immediately preceding New York Business Day.

If the rate referred to above is not displayed on Bloomberg by 4:00 P.M. New York City time, on the relevant Interest Determination Date, then the following procedures will apply:

(1) the Federal Funds Open Rate for the relevant Interest Determination Date will be the rate for that day displayed on Reuters Telerate page 5 under the heading "Federal Funds" and opposite the caption "Open", or any successor page for determining such rate available on Reuters Telerate, or

(2) if the rate referred to in clause (1) above is not displayed on Reuters Telerate by 4:00 P.M. New York City time on the relevant Interest
Determination Date, then the Federal Funds Open Rate for the relevant Interest Determination Date will be the rate for that day as displayed on Bloomberg Screen FEDSPREB <INDEX>, or any successor screen for determining such rate available on Bloomberg, or

(3) if the rate referred to in clause (2) above is not displayed on Bloomberg by 4:00 P.M. New York City time on the relevant Interest Determination Date, then the Federal Funds Open Rate for the relevant Interest Determination Date will be calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds, arranged before 9:00 A.M. New York City time on the relevant Interest Determination Date, quoted by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the Calculation
Agent, or

(4) if the Federal Funds Open Rate is not available from any of the foregoing sources, then the Federal Funds Open Rate on the relevant Interest Determination Date will equal the Federal Funds Open Rate on the last day on which it was available.

Interest on the Notes

The Notes will bear interest on each calendar day at a rate equal to the Federal Funds Open Rate for such calendar day adjusted by the Spread.

Notwithstanding anything in this Pricing Supplement or the Prospectus Supplement to the contrary, the interest rate applicable to the Notes beginning on the second Business Day immediately prior to each Interest Payment Date to but excluding such Interest Payment Date will be the Federal Funds Open Rate in effect on the second Business Day preceding such Interest Payment Date.



PLAN OF DISTRIBUTION

Under the terms of and subject to the conditions of an Appointment Agreement dated September 14, 2008 and an Appointment Agreement Confirmation dated
July 9, 2008 (collectively, the "Agreement") between TMCC and Barclays Capital Inc., Barclays Capital Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell the notes identified herein. Under the terms and conditions set forth in the Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation, as amended from time to time, incorporated by reference in the Agreement, Barclays Capital Inc. is committed to take and pay for all of the Notes offered hereby, if any are taken.